Exhibit (d)(3)
FORM OF EXPENSE LIMITATION AGREEMENT
AGREEMENT made this 1st day of May, 2008 by and between RidgeWorth Variable Trust (the “Trust”), a Massachusetts business trust, RidgeWorth Capital Management Inc. (the “Adviser”) and each investment subadviser listed on Schedule B with respect to the series of the Trust (the “Funds”) set forth on Schedule B (together, the “Parties”).
The Adviser and each Subadviser hereby agree to waive their fees and the Adviser agrees to reimburse expenses to the extent necessary to limit total operating expenses (excluding taxes, brokerage commissions, substitute dividend expenses on securities sold short, extraordinary expenses and estimated indirect expenses attributable to investments in other funds, such as ETFs) for Funds set forth on Schedule A to the levels set forth on Schedule A until May 1, 2009. The total advisory fees waived shall be borne 60% by the Adviser and 40% by the Subadviser.
If at any point before May 1, 2011 it becomes unnecessary for the Adviser to make reimbursements, the Adviser may retain the difference between the Total Annual Fund Operating Expenses of the Fund and its expense cap to recapture any of its prior reimbursements.
The Trust acknowledges that the Adviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund’s expenses, and that the Adviser’s guarantee of Fund expense ratios takes into account these expenses-limiting arrangements.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

RIDGEWORTH VARIABLE TRUST	RIDGEWORTH CAPITAL MANAGEMENT INC.

By:	By:

Title:	Title:

CEREDEX VALUE ADVISORS LLC (with respect to the Large Cap Value Equity Fund and the Small Cap Value Equity Fund)

By:

Title:

IRONOAK ADVISORS LLC (with respect to the Large Cap Core Equity Fund and the Mid-Cap Core Equity Fund)

By:

Title:

SILVANT CAPITAL MANAGEMENT LLC (with respect to the Large Cap Growth Stock Fund)

By:

Title:

SCHEDULE A

TOTAL
OPERATING
EXPENSE
FUND	LIMITATIONS
Large Cap Core Equity Fund	1.00%
Large Cap Growth Stock Fund	1.00%
Large Cap Value Equity Fund	0.95%
Mid-Cap Core Equity Fund	1.10%
Small Cap Value Equity Fund	1.20%

SCHEDULE B

FUND	INVESTMENT SUBADVISER
Large Cap Core Equity Fund	IronOak Advisors LLC
Large Cap Growth Stock Fund	Silvant Capital Management LLC
Large Cap Value Equity Fund	Ceredex Value Advisors LLC
Mid-Cap Core Equity Fund	IronOak Advisors LLC
Small Cap Value Equity Fund	Ceredex Value Advisors LLC